                                                                   EXHIBIT 10.16
                       INTERNATIONAL TOTAL SERVICES, INC.
                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN


         This International Total Services, Inc. Non-Employee Director Compensation Plan ("Plan") was adopted by the Compensation Committee of the Board on January 5, 2000.


                                    ARTICLE I
                                   DEFINITIONS

         1.1 "Board" means the Company's Board of Directors.

         1.2 "Change in Control" means the first to occur of the following events (i) any person or group of commonly controlled persons, other than the voting trust established and maintained pursuant to the Voting Trust Agreement made and entered into as of November 1, 1998 by and among the Corporation, Robert A. Weitzel, H. Jeffrey Schwartz, John P. O'Brien and J. Jeffrey Eakin (the "Voting Trust"), acquire ownership or control, directly or indirectly, of more than twenty percent (20%) of the voting control or value of the equity interests in the Corporation excluding from this clause (i), however, a transfer of voting control to Robert A. Weitzel resulting solely and directly from the termination of the Voting Trust pursuant to its terms; (ii) the shareholders of the Corporation approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the equity interests in the Corporation, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Corporation's business; or (iii) at any time during any period of twenty-four (24) consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of the Corporation, unless the election, or the nomination for election by the Corporation's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (x) are in office at the time of the election or nomination and (y) were directors at the beginning of the period.

         1.3 "Closing Price" means the closing price of a share of the Company's common stock on a national securities exchange or inter-dealer quotation system on the last business day prior to the date on which the value is determined, as reported in the Wall Street Journal or such other source of quotations for or report of trading of such shares as the Compensation Committee of the Board may select from time to time; provided, however, that if such shares are not traded on such an exchange, or inter-dealer quotation system, Closing Price means the mean between the high and the low bid and asked prices (to the extent such information is available) for such shares on the over-the-counter market on the last business day prior to the date on which value is determined (or the next preceding day on which sales occurred if there were no sales on such date). In the event of a Change in Control, the Closing Price shall be determined pursuant to the foregoing or as is otherwise determined in good faith by the Compensation Committee of the Board.

         1.4 "Company" means International Total Services, Inc., an Ohio corporation.

         1.5 "Director Fees" means the fees that would otherwise be paid to the Eligible Director for service on the Board and/or any of its committees, including any annual fees and meeting fees.

         1.6 "Eligible Director" means a non-employee director on the Board on or after January 1, 2000.

         1.7 "Phantom Share" means an economic interest that is equivalent in value to the value of one share of the Company's common stock.

         1.8 "Share Price Target" means for any vesting percentage on the
Schedule in Section 2.1(b) that the Closing Price on each of the trading days (determined without regard to whether any trades are actually made) during twenty (20) consecutive trading days equals or exceeds the relevant Share Price Target amount listed opposite such percentage on such Schedule.


                                   ARTICLE II
                               PHANTOM SHARE AWARD

         2.1 AWARD. Each person who is an Eligible Director on January 5, 2000 shall receive an award of 50,000 Phantom Shares.

         2.2 VESTING.

             (a) 20% of the Phantom Shares awarded to an Eligible Director under Section 2.1 shall be immediately fully vested and nonforfeitable.

             (b) The remaining Phantom Shares awarded to an Eligible Director under Section 2.1 that are not vested under Section 2.2(a) shall vest upon the attainment of Share Price Targets as follows:

                       Additional Vesting
           (expressed as a percentage of the total Award)     Share Price Target
           ----------------------------------------------     ------------------

                        10%                                           $  2.00
                        10%                                           $  3.00
                        10%                                           $  4.00
                        10%                                           $  5.00
                        10%                                           $  6.00
                        10%                                           $  8.00
                        10%                                            $10.00
                        10%                                            $12.00

             (c) Notwithstanding Section 2.2(b) all Phantom Shares Awarded under Section 2.1 shall immediately become fully vested and nonforfeitable in the event of a Change in Control.

         2.3 DISTRIBUTION. The Company shall pay a person receiving an award under Section 2.1 an amount, in cash, equal to the number of the Person's vested Phantom Shares multiplied by the Closing Price measured on the first to occur of the following dates (the "Article II Measurement Date"): (a) the date the award becomes fully vested; or (b) the date the director ceases to be a Board member. Actual payment under the preceding sentence shall be made as soon as practicable, but in no event more than ten (10) business days after the person's
Article II Measurement Date.


                                   ARTICLE III
                              DIRECTOR FEE DEFERRAL

         3.1 DEFERRAL. Each Eligible Director may at any time prospectively elect to have all or some portion of the Director Fees that would otherwise be paid to the Director for future service be deferred under this Plan. Amounts deferred under the preceding sentence shall be converted into Phantom Shares in a manner such that the number of Phantom Shares awarded equals one hundred twenty percent (120%) of the fee so deferred, based upon the Closing Price on the date the fee would otherwise be paid to the Eligible Director.

         3.2 VESTING. The Phantom Shares awarded under Section 3.1 shall be fully vested and nonforfeitable at all times.

         3.3 DISTRIBUTION. The Company shall pay a person awarded Phantom Shares pursuant to Section 3.1 an amount, in cash, equal to the number of such Phantom Shares multiplied by the Closing price on the first to occur of the following dates (the "Article III Measurement Date"): (a) the date the director ceases to be a Board member; (b) the date of a Change in Control; or (c) the date specified in the deferral election form making the deferral under Section 3.1, provided such date is at least one year following the date the Director Fee would otherwise be paid to the Eligible Director. Actual payment under the preceding sentence shall be made as soon as practicable, but in no event more than ten (10) business days after the person's Article III Measurement Date.


                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1 AMENDMENT AND TERMINATION. The Board, in its sole discretion, may amend or terminate this Plan at any time; provided, however, that any amendment or termination that could adversely affect an Eligible Director's rights and interests hereunder (other than to the right to continued deferral under Article
III) will be effective as to such Eligible Director only if he consents in writing to the amendment or termination.

         4.2 NO BENEFICIAL INTEREST OR FUNDING. No person or entity shall acquire any beneficial interest in an amount under this Plan prior to the date on which the amount becomes payable. The amounts payable hereunder shall not be funded in any way and, prior to payment, the rights of an Eligible Director hereunder shall be no greater than that of a general creditor of the Company.

         4.3 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of changes in the outstanding shares of Company stock by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, liquidation or similar events or in the event of extraordinary non-cash dividends or distributions being declared with respect to such shares or similar transactions or events, the number and class or Phantom Shares hereunder shall be equitably adjusted by the Compensation Committee of the Board.

         4.4 GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of laws thereof.